Exhibit 4.30
EQUITY INTEREST PURCHASE AND CAPITAL INCREASE AGREEMENT
This EQUITY INTEREST PURCHASE AND CAPITAL INCREASE AGREEMENT (this “Agreement”) is made as of [January 6, 2010], by and among:
(1) Shanghai Weilan Computer Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (the “PRC”) with its registered office at No. 558, West Dazhi Road, Malu Town, Jiading District, Shanghai, PRC (“Party A” or the “Investor”);
(2) Hefei Baofeng Cartoon Information Technology Co., Ltd., a company organized and existing under the laws of the PRC with its registered office at Room 601, Tower B, Dushi Building, 34 Guangming Road, Yaohai District, Hefei City, PRC (“Party B” or the “Original Equityholder”); and
(3) Hefei Letang Cartoon Information Technology Co., Ltd., a company organized and existing under the laws of the PRC with its registered office at Room 801, Kemao Building, Shushan District, Hefei City, PRC (“Party C” or the “Company”).
The Investor, the Original Equityholder and the Company are referred to collectively herein as the “parties” and each individually as a “party.”
WHEREAS, the Company is a mobile phone game development company in possession of independent intellectual property rights (the field of game business generally refers to mobile phone games, i.e. single phone games and mobile phone network games, including WAP and clients, personal computer games, personal computer network games, games based on other terminals and handheld terminals, such as TV, Xbox and PSP, like Iphone, Itouch, BlackBerry and MTK, and the new platforms of handheld terminals that may appear in the future);
WHEREAS, the Company, as of the date hereof, has a registered capital of RMB500,000 which has been paid up in full;
WHEREAS, the Original Equityholder owns all of the equity interest of the Company;
WHEREAS, (i) the Original Equityholder desires to sell to the Investor, and the Investor desires to purchase from the Original Equityholder, 50.01% of the equity interest of the Company held by the Original Equityholder (the “Equity Interest”), and (ii) the Investor desires to contribute RMB5,000,000 to the registered capital of the Company, each upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, the parties are entering into that certain equityholders agreement on or about the date of this Agreement (the “Equityholders Agreement”) providing for certain matters relating to, among other things, the management and operation of the Company and the transfer of equity interest of the Company.
NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants set forth herein, the parties hereby agree as follows:
1.	Purchase and Sale of Equity Interest.
1.1.
Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, at the Closing, the Original Equityholder shall sell to the Investor the Equity Interest, free and clear of all Encumbrances, and the Investor hereby agrees to purchase the Equity Interest for the consideration specified in Section 1.2. “Encumbrances” means whether arising under contract or otherwise, any lien, pledge, debt, retention agreement, hypothecation, rights of others, assessments, voting trust agreements, options, right of first offer, right of first refusal, proxy, title defects, security interest, claim, charge, easement, commitment, encroachment, mortgage, restriction, limitation or encumbrance of any kind of nature whatsoever.

1.2.
The Investor agrees to pay to the Original Equityholder, at the Closing (as defined below), RMB17,500,000 by wire transfer to a bank account designated by the Original Equityholder in writing not less then three (3) Business Days prior to the Closing. Subject to Section 4, at the Closing, the Investor shall also contribute RMB5,000,000 as registered capital of the Company by wire transfer to a bank account designated by the Company in writing not less then three (3) Business Days prior to the Closing. Further, the Investor shall pay to the Original Equityholder those amounts specified in Section 8.2, as applicable.

2.	Closing and Closing Deliveries.
2.1.
[The closing (the “Closing”) shall take place as promptly as reasonably practicable after all conditions to the Closing have been either satisfied or waived by the party entitled to waive such condition (excluding conditions capable of being satisfied only as part of the Closing) and in any event no more than thirty (30) days after the date hereof. The date on which the Closing occurs, as may be mutually agreed by the parties, is hereinafter referred to as the “Closing Date.”

2.2.
At the Closing, the Company and the Original Equityholder shall deliver to the Investor a receipt with respect to the receipt of the payments of RMB17,500,000 and RMB5,000,000 as provided in Section 1.2.

2.3.
Within seven (7) Business Days after the Closing, the Company shall complete the changes to the industrial and commercial registration to reflect the transactions contemplated hereunder, including but not limited to the purchase of 50.01% of the equity interest of the Company by the Investor and the increase of registered capital of RMB5,800,000 of the Company and shall immediately thereafter deliver a certified copy of the Company’s updated industrial and commercial registration certificate to the Investor.

2.4.
Within seven (7) Business Days after the Closing, the Company shall deliver a certified copy of the updated Articles of Association, as amended or supplemented from time to time (the “Articles”), duly adopted by all necessary action of the board of directors (the “Board”) and equityholders of the Company, of the Company reflecting the transactions contemplated herein.

3.	Conditions to Closing.
3.1.
The obligations of the parties to one another under this Agreement at the Closing are subject to the satisfaction or waiver by the party entitled to waive such condition prior to the Closing of each of the following conditions:

3.1.1.
The representations and warranties of the parties hereto contained in Sections 6 and 7 shall be true, correct and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

3.1.2.
Each of the parties hereto shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

3.1.3.
Except as contemplated in Section 4.1, all waivers, approvals, registration, notices and filings required for the transactions contemplated by this Agreement from or with any Governmental Authority shall have been obtained or made and be in effect as of the Closing Date and any required waiting period (and any extension thereof) under applicable laws shall have expired or shall have been terminated. “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the PRC, any foreign country or any domestic or foreign state, county, city or other political subdivision.

3.1.4.	No applicable laws shall be in effect prohibiting the consummation of the transactions contemplated herein.
3.1.5.	The Equityholders Agreement shall have been executed and delivered by the parties.
3.1.6.
The Company’s Board shall have authorized the election of four [4] directors, and the Board shall initially comprised of four [4] directors, which shall have been appointed prior to the Closing in accordance with the terms and provisions of the Equityholders Agreement and the Articles, including two (2) directors appointed by the Investor.

3.1.7.	The Company shall provide to Investor a copy of Restated Articles, upon which the Original Equityholder has fixed its chop.
3.1.8.
None of the parties may rely on failure of any condition set forth in this Section to be satisfied if such failure was caused by the failure of such party to act in good faith or use its reasonable best efforts to cause the Closing to occur.

4.	Increase of Registered Capital.
4.1.
As of December 31, 2009, the Company has net profit of RMB800,000 (which shall be included in the net profit excluding non operating income and extraordinary income for 2009) and the parties agree to contribute such RMB800,000 as the registered capital of the Company.

4.2.
Notwithstanding anything herein to the contrary, at the Closing, the Investor shall contribute RMB5,000,000 as registered capital of the Company by wire transfer to a bank account designated by the Company in writing not less then three (3) Business Days prior to the Closing.

4.3.
Within seven (7) Business Days after the Closing, the Company shall complete the changes to the industrial and commercial registration to reflect the transactions contemplated hereunder, including but not limited to the purchase of 50.01% of the equity interest of the Company by the Investor and the increase of registered capital of RMB5,800,000 of the Company and shall immediately thereafter deliver a certified copy of the Company’s updated industrial and commercial registration certificate to the Investor.

4.4.
Thereafter, the registered capital of the Company shall be RMB6,300,000, with 50.01% of the equity interest of the Company being held by the Investor and 49.99% of the equity interest of the Company being held by the Original Equityholder.

4.5.	The parties agree that such amount of RMB5,000,000 shall be applied as follows:
4.5.1.	Any expense of more than RMB500,000 shall first be approved by the Board; and
4.5.2.	Should be applied only for the following purposes:
i.	The newly added human resource cost.
ii.
New income expanding cost, travel cost and public relation cost, cost for the channels such as build-in platform provider, solution provider, mobile phone manufacturer, internet channel, wireless internet channel, China operators etc.

iii.	Cost incurred in connection with obtaining requisite approval and authorization from any Governmental Authority.

iv.	Copyright royalty.
v.
Development and operation cost for mobile phone games, i.e. single phone games and mobile phone network games, including WAP and clients, personal computer games, personal computer network games, games based on other terminals and handheld terminals, such as TV, Xbox and PSP, like Iphone, Itouch, BlackBerry and MTK, and the new platforms of handheld terminals that may appear in the future.

vi.	Construction and promotion of wireless internet or internet equipments for game operation.

vii.	Overseas game market promotion cost.
viii.	Any purposes other than the foregoing shall first be approved by the Board.

5.	Change of Industrial and Commercial Registration and Others.
5.1.
Notwithstanding anything herein to the contrary, the Company and the Original Equityholder shall complete, or shall cause the completion of, the changes to the industrial and commercial registration (including but not limited to equity interest change and amendment to the Company’s Articles) to reflect the transactions contemplated hereunder.

5.2.
Each of the Company and the Original Equityholder agrees to from time to time execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Investor may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement. This Section 5.2 shall survive the Closing.

5.3.
Within three (3) months after the Closing Date, the Investor shall provide commercially reasonable assistance to the Company to apply for enterprise qualifications (such as high technology, or added value of telecommunications or software enterprise) which enables the Company to enjoy the preferential policy of the local government, e.g. exemption of taxes for two years and payment of taxes at half of the standard rate for three years thereafter; provided, however, that the Company shall be fully responsible for the preparation, contents and filing of any such application and the Investor shall have no liability whatever if any such application is not approved by the relevant Governmental Authority for whatever reason.

6.	Representations and Warranties by the Company and the Original Equityholder.
Each of the Company and the Original Equityholder hereby, jointly and severally, represents and warrants to the Investor as of the date hereof and as of the Closing to the matters as set forth below, other than as set forth in the Disclosure Schedule attached hereto as Exhibit A (the “Disclosure Schedule”), and acknowledges that the Investor in entering into this Agreement is relying on such representations and warranties ( which shall be binding and effective since the execution of this Agreement until one year after the Closing Date ) :
6.1.
Due Organization and Good Standing. Each of the Company and the Original Equityholder is duly incorporated, validly existing and in good standing under the laws of the PRC. Each of the Company and the Original Equityholder has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted and is duly qualified to transact business in each jurisdiction in which it operates its business. Each of the Company and the Original Equityholder has the requisite power and authority to own, lease and operate its assets.

6.2.
Corporate Power. Each of the Company and the Original Equityholder has full legal rights, requisite corporate power and authority and has taken all corporate actions necessary in order to execute, deliver and fully perform its obligations under this Agreement and to consummate the transactions contemplated herein. When executed and delivered by the parties hereto, this Agreement shall constitute a valid and binding agreement of each of the Company and the Original Equityholder, enforceable against each of the Company and the Original Equityholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

6.3.	Capitalization and Voting Rights.
6.3.1.
(i) On the date hereof, the registered capital of the Company is RMB500,000, which has been paid up in full; and (ii) upon the Closing and subject to the terms and conditions of this Agreement, the registered capital of the Company will be RMB6,300,000, which will have been paid up in full. The Company has not reduced or increased its registered capital (other than such as may arise under this Agreement).

6.3.2.
(i) On the date hereof, the Original Equityholder owns 100% of the equity interest of the Company; and (ii) upon the Closing, the Investor and the Original Equityholder will own 50.01% and 49.99% of the equity interest of the Company, respectively.

6.3.3.
Except as provided in this Agreement, there are no outstanding options, warrants, rights (including conversion or pre-emptive rights and rights of first refusal), or other third party rights of any kind, proxy or equityholders agreements or agreements of any kind for the purchase or acquisition of the Company of any of its equity interest or securities.

6.3.4.
The Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any equity interest held by its equityholders or to purchase or otherwise acquire or retire any of its other outstanding securities.

6.4.
Title. All of the Equity Interest and all other outstanding equity interest of the Company have been duly authorized, and are validly issued, fully paid and non-assessable. The Original Equityholder is the sole legal and beneficial owner of the Equity Interest, free and clear of any Encumbrances. The Equity Interest is being sold by it free and clear of all Encumbrances (other than such as may arise under this Agreement and the Equityholders Agreement) and, upon delivery of such Equity Interest by the Original Equityholder at the Closing, good and valid title to the Equity Interest, free and clear of all Encumbrances (other than such as may arise under this Agreement and the Equityholders Agreement) will pass to the Investor.

6.5.
No Violation. The execution, delivery and performance of this Agreement does not and will not (i) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority, (ii) conflict with or result in a breach or default under the Organizational Documents of each of the Company and the Original Equityholder, (iii) conflict with or result in a breach or default which is material in the context of this Agreement under any agreement or instrument to which either the Company or the Original Equityholder is a party or by which it or any of its properties, whether now owned or hereafter acquired, is subject or bound, or (iv) result in the creation or imposition of any Encumbrances upon any property or assets, whether now owned or hereafter acquired, of each of the Company and the Original Equityholder (other than such as may arise under this Agreement and the Equityholders Agreement). “Organizational Documents” means, with respect to any person, its certificate of incorporation, its by-laws, its partnership agreement, its memorandum and articles of association, articles of incorporation, continuation or amalgamation, share designations or similar organizational documents and all shareholder or equityholder agreements, voting trusts, option and similar arrangements applicable to any of its authorized equity interests.

6.6.
Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or other third party on the part of any of the Company or the Original Equityholder will be required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein.

6.7.	Licenses.
6.7.1.
Section [1] of the Disclosure Schedule contains a true and complete list of all Licenses that are necessary to conduct the business of the Company as presently conducted and as presently proposed to be conducted, setting forth the owner, the function and the expiration and renewal date of each such License. Prior to the execution of this Agreement, the Company has delivered to the Investor true and complete copies of all such Licenses or the supporting documents thereof. “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority that are used in or material to the business of the Company, and the business licenses of the Company.

6.7.2.
The Company owns or validly holds all Licenses that are necessary to conduct its business as presently conducted and as presently proposed to be conducted and with respect to each of its present business domiciles and to own and operate its assets and properties.

6.7.3.
Each License listed in Section [1] of the Disclosure Schedule is valid, binding and in full force and effect, and has not expired or been revoked, nor has the Company received any communication, whether written or otherwise, pursuant to which any such License has been threatened to be revoked.

6.7.4.
The Company is not or has not at any time been, or has not received any notice in writing that it is or has at any time been, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

6.8.
Books and Records; Minutes. All accounts, ledgers, material files, documents, instruments, papers, books and records relating to the business, operations, conditions (financial or other) of the Company, results of operations, and assets and properties of the Company (collectively, the “Books and Records”), each as supplied to the Investor, are true, correct, complete and current in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they have been maintained in accordance with relevant legal requirements and industry standards, as applicable, including the maintenance of an adequate system of internal controls. The minute books of the Company, as made available to the Investor, contain complete and accurate records of all meetings of and corporate actions or written consents by the euityholders and the Board of the Company and, to the extent that such minute books are deficient, all material information not contained in such minutes has been conveyed to the Investor in other written form.

6.9.
Taxes. The Company has timely filed all Tax Returns required pursuant to applicable law to be filed with any Tax Authority, all such Tax Returns are accurate, complete and correct in all material respects, and the Company has timely paid all Taxes due and owing. Since its date of incorporation, the Company has not incurred any Taxes or assessments other than in the ordinary course of business. Since its date of incorporation, the Company has made, in accordance with the generally accepted accounting principles in the PRC (the “PRC GAAP”), adequate provisions on its respective books and account for all actual and contingent Taxes with respect to its consolidated business, properties and operations for such period. The Company (i) has timely, properly and accurately withheld and collected, from payments made to any employee, independent contractor, creditor, euityholder or any other applicable person, the amount of Taxes required to be withheld or collected therefrom that, individually or in the aggregate, would have a Material Adverse Effect, and (ii) has timely paid the same to the proper Tax Authority. “Tax Return” means any return, declaration, report, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof. “Tax Authority” means any Governmental Authority or regulatory body responsible for the imposition of any Taxes. “Tax” means any and all taxes including, without limitation, (x) any income, alternative or add-on minimum tax, gross income, gross receipts, sales use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, governmental fee or other like assessment or charge in the nature of tax, or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Tax Authority, (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person. “Material Adverse Effect” means any change, event or effect that (i) is or would reasonably be expected to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations or prospects of the Company, or (ii) is or would materially impair the validity or enforceability of this Agreement against the Company or the Original Equityholder or (iii) is or would be reasonably expected to materially and adversely affect the Company’s or the Original Equityholder’s ability to perform its obligations under this Agreement or the transactions contemplated hereunder.

6.10.	Financial Statements.
6.10.1.
The Company has delivered to the Investor the Company’s draft audited consolidated income statements and cash flow statements for the fiscal years ended December 31, 2009 and draft audited consolidated balance sheets as of December 31, 2009, each prepared under PRC GAAP (collectively, the “Audited Annual Financial Statements”). The Audited Annual Financial Statements, together with the notes thereto, present fairly in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby.

6.10.2.
The Company has delivered to the Investor the Company’s unaudited, consolidated income statements for the six (6) month period ending October 31, 2009, and unaudited consolidated balance sheets as of October 31, 2009. Such unaudited, consolidated financial statements are referred to collectively as the “Interim Financial Statements,” and together with the Audited Annual Financial Statements, the “Financial Statements.” which shall be the included in the Section 2 of Disclosure Schedule. October 31, 2009 is referred to herein as the “Financial Statement Date.” The Interim Financial Statements (i) were prepared in accordance with PRC GAAP (except for the omission of notes required in accordance with PRC GAAP) and the Company’s accounting policies and procedures, applied on a consistent basis, and (ii) present fairly, in all material respects, the financial condition and results of operation of the Company, as of the date thereof and for the period covered thereby; except as disclosed therein, the Interim Financial Statements do not contain additional financial statements and footnotes, and are subject to normal year-end adjustments (which the Company believes will not be material in the aggregate). The Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the Interim Financial Statements include all adjustments, which consist only of normal or required recurring accruals, necessary for a fair presentation.

6.10.3.
There are no debts, liabilities, or claims owed by or against the Company of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than (i) liabilities set forth in the Financial Statements applicable thereto and (ii) liabilities that have been incurred by the Company since the Financial Statement Date in the ordinary course of business and consistent with the Company’s past practices. The Company is not a guarantor or indemnitor of, or has provided security for, any indebtedness of any person.

6.10.4.
All of the accounts receivable and notes receivable owing to the Company, including without limitation all accounts receivable and notes receivable set forth on the Financial Statements, constitute valid and enforceable claims other than accounts receivable and notes receivable which individually and in the aggregate would not result in a Material Adverse Effect if unpaid, and are good and collectible in the ordinary course of business in all material respects, net of any reserves shown on the Financial Statements applicable thereto (which reserves are adequate and were calculated on a basis consistent with PRC GAAP), and no further services are required to be provided in order to complete the sales and to entitle such person to collect in full. There is no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to the Company.

6.11.
Projections; Material Facts. In connection with the transactions contemplated by this Agreement, the Company or the Original Equityholder has furnished to the Investor certain projected budgets, financial statements, forecasts and business plan of the Company. Such projected budges, financial statements, forecasts and business plan were prepared by the Company in good faith based on its best knowledge, information and belief. Neither the Company nor the Original Equityholder knows of any information or fact which has or would have a Material Adverse Effect which has not been disclosed to the Investor.

6.12.	Changes. Since the Financial Statement Date:
6.12.1.	The Company has not entered into any transaction that was not in the ordinary course of business.
6.12.2.	There has been no event that has occurred or is continuing that has resulted, or would result, in a Material Adverse Effect.
6.12.3.	The Company has not incurred any obligation or liability except obligations or liabilities incurred in the ordinary course of business.
6.12.4.
There has been no resignation or termination of employment of any senior management or major employee of the Company, nor is there any impending resignation or termination of employment of any senior manager or major employee of the Company.

6.12.5.
There has been no labor dispute involving the Company or any of its respective employees and to the Company’s knowledge, none is pending or threatened. The Company shall not be fined or otherwise punished for any labour dispute.

6.12.6.	There has been no material change in any compensation arrangement or agreement with any employee of the Company.
6.12.7.	There have been no loans or guarantees made by the Company to or for the benefit of any person, other than travel advances and other advances made to employees in the ordinary course of business.
6.12.8.	There has been no waiver by the Company of a material right or debt more than RMB 10,000 owing to the Company.
6.12.9.
The Company has not purchased, acquired, sold, leased, granted a security interest in, pledged, mortgaged, created an Encumbrance on, or otherwise transferred a material portion of any material asset, whether tangible or intangible.

6.12.10.
There has been no material change to, or termination of, any Material Contract (as defined below), the Company has not entered into any new Material Contracts other than those listed in Section [3] of the Disclosure Schedule, and there has been no change to the Organizational Documents of the Company, except as contemplated herein.

6.12.11.	The Company has not incurred any indebtedness for money borrowed.
6.12.12.	There has been no damage to, destruction or loss of physical property (whether or not covered by insurance) materially affecting the business or operations of the Company.
6.12.13.	There has been no sale, assignment or transfer of any tangible or intangible assets of the Company except in the ordinary course of business consistent with past practice.
6.12.14.	There has been no agreement or commitment by the Company to do, or otherwise relating to, any of the things described in this Section 6.12.
6.13.
Litigation. There is no litigation, arbitration, administrative investigation or other proceeding (which may, individually or collectively, involve any form of liability more than RMB 100,000) pending or, to the Company’s knowledge, threatened (whether or not the defence thereof or liabilities in respect thereof are covered by insurance) against or significantly and adversely affecting the Company, or any of its material assets or properties, nor to the Company’s knowledge, do any facts exist which would be reasonably expected to likely give rise to any such litigation, arbitration, investigation or proceeding. The Company does not intend to initial any litigation, arbitration, administrative investigation or other proceeding.

6.14.
Related Party Transactions. Except as set forth in Section [4] of the Disclosure Schedule, no employee, officer or director of the Company or member of his or her immediate family is indebted, directly or indirectly, to the Company, nor is the Company indebted, directly or indirectly (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company’s or the Original Equityholder’s knowledge, none of such person has any direct or indirect ownership in any firm or corporation which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company and members of their immediate families may own non-controlling interests in stock of publicly traded companies that may compete with the Company. To the best of the Company’s or the Original Equityholder’s knowledge, no such officer of director or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company.

6.15.
Material Contracts. Section [3] of the Disclosure Schedule lists each outstanding Contract to which the Company is a party or to which the Company or any of its properties is subject or by which any thereof is bound that is deemed a Material Contract under this Agreement. “Contract” means, with respect to any person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any debt,) to which or by which such person is party or otherwise subject or bound or to which or by which any property, business, operation or right of such person is subject or bound. “Material Contract” means, with respect to any person, any outstanding Contract material to the business of such person as of or after the date hereof and includes, but is not limited to, those Contracts set forth in Section [3] of the Disclosure Schedule.

6.15.1.	True and complete copies of the Material Contracts, including any amendments and supplements to such Contracts, have been delivered to the Investor.

6.15.2.	Each of the Material Contracts was entered into in the ordinary course of business.
6.15.3.
Each Material Contract is valid and subsisting, enforceable by the parties thereto in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. Each Material Contract, and the execution and performance by the Company of such Material Contract complies with all applicable laws, and the Company has obtained all Licenses necessary to perform its obligations hereunder. The Company has duly performed all of its obligations, including without limitation, the payment of license fees or royalties, under each Material Contract to the extent that such obligations to perform have accrued and are payable. No material breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under any of the Material Contracts by the Company, or by any other party or obligor with respect thereto, has occurred, or as a result of the execution and delivery of the Agreement, or the performance hereof, will occur.

6.15.4.
Each of the following Material Contracts has been provided to the Investor and is identified in Section [3] of the Disclosure Schedule: (i) any Contract that, after the Financial Statement Date, obligates the Company to pay an amount in excess of RMB[10 , 000], (ii) any Contract that has an unexpired term of more than one (1) year valued in excess of RMB[10 , 000], (iii) any Contract on which the business of the Company, is substantially dependent or which is otherwise material to the business of the Company, (iv) any loan agreement, indenture, letter of credit, security agreement, mortgage pledge agreement, deed of trust, bond, note, or other agreement relating to the borrowing of money or to the mortgaging, pledging, transferring of a security interest, or otherwise placing an encumbrance on any material asset or material part of the assets of the Company, in an amount in excess of RMB[10 , 000]; (v) any Contract involving a guarantee of performance by the Company or involving any agreement to indemnify or act as surety for any person by the Company, or any other Contract to be contingently or secondarily liable for the obligations of any person by the Company, (vi) any Contract that limits or restricts the ability of the Company to compete or otherwise to conduct its business as currently conducted or as contemplated to be conducted in any manner or at any place; (vii) any joint venture, partnership, alliance or similar Contracts involving a sharing of profits or expenses; (viii) any asset purchase agreement, stock purchase agreement or other Contract for acquisition of assets or shares of another person by the Company; (ix) any agreement for the divestiture of (1) any assets by or of the Company for consideration in excess of RMB[10 , 000] or (2) any equity interest of the Company other than this Agreement; (x) any sales agency, marketing or franchising Contract the termination or non-extension of which would result in a Material Adverse Effect; (xi) any Contract to which the Company is a party requiring performance in any country other than the PRC; (xii) any Contract that grants a power of attorney, agency or similar authority to another person or entity by the Company, (xiii) any Contract that contains a right of first refusal in respect of the equity interest of the Company (other than this Agreement and the Articles) and (xiv) any Contract to which the Company is a party that was not made in the ordinary course of business.

6.16.	Compliance with Applicable Laws.
6.16.1.
The Company, is and at all times has been, in full compliance with all applicable laws. The business scope of the Company is research and development of computer hardware and software, system integration, information service and consulting, mediate service (excluding human resource and immigration). The Company’s scope of business and the actual operation thereof fully comply with all current applicable laws in the PRC. The Company has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements.

6.16.2.
All required approvals, permits, licenses or registration relating to the formation and operations of the Company, including but not limited to, the business license issued by the State Administration of Industry and Commerce or its corresponding local government agency, have been property obtained, and each of these approvals, permits, licenses or registrations of the Company is valid and effective, and as of the date hereof none of them has been revoked or modified. None of the Company or the Original Shareholder has any reason to believe that any approval, license or permit required in connection with the operation of any part of the business of the Company which is subject to periodic renewal will not be granted or renewed by the relevant Governmental Authority.

6.16.3.
No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any applicable law, or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

6.16.4.
The Company has not received at any time during the 12-month period prior to the date of this Agreement, any notice or other communication (whether oral or written) from any Governmental Authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable law, or (ii) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

6.16.5.
Neither the Company nor any of its officers, employees, directors or agents (collectively, the “Relevant Parties”) has engaged directly or indirectly in transactions connected with any of North Korea, Iraq, Libya, Cuba, Iran, Myanmar or Sudan, or otherwise engaged directly or indirectly in transactions connected with any government, country or other entity or person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control, including Specially Designated Nationals and Blocked Persons and no Relevant Person is any such person or entity.

6.16.6.	No Relevant Parties has violated the Foreign Corrupt Practice Act of the United States, as amended, or the anti-corruption or anti-bribery laws of the PRC or any other jurisdictions.
6.16.7.	The Company is not involved in any dispute with or subject to any investigation by any Tax Authority concerning any matter that could reasonably result in a Material Adverse Effect.

6.17.	Real Property.
6.17.1.
Section [5] of the Disclosure Schedule sets forth all the land, buildings and premises currently owned by the Company (the “Owned Real Property”). The description of the Owned Real Property as set forth in Section [5] of the Disclosure Schedule is true and complete. The Company has good and marketable title to the Owned Real Property, free and clear of all Encumbrances. All of the Owned Real Property is in good operating condition without material structural defects or any damage or injury by fire, explosion or other casualty, and are suitable, sufficient and appropriate in all material respects for their current and contemplated uses for the Company’s business. No portion of the Owned Real Property is in the possession of any third party or subject to any leases.

6.17.2.
Section [5] of the Disclosure Schedule sets forth each leasehold interest with an annual lease payment in excess of RMB[10,000] pursuant to which the Company holds any real property (a “Lease,” and such property the “Leased Real Property”), indicating the parties to such Lease and the address of the property demised under the Lease. Each Lease is valid and enforceable against the Company, to the knowledge of the Company, the other parties thereto in accordance with its terms.

6.17.3.
The Owned Real Property and Lease Real Property constitute all interest in real property currently used, occupied, or currently held for use in connection with the Company’s business and which are necessary for the continued operation of the Company’s business as currently conducted. All certificates, permits, license, and government approvals necessary for the current use of the Owned Real Property and the Lease Real Property have been issued, are in full force and effect, and contain no limitations or restriction on the current use thereof.

6.18.
Tangible Personal Property. The Company in possession of and has good and marketable title to, or have valid leasehold interests in or valid contractual rights to use all material tangible personal property used in the conduct of its business, including the tangible personal property reflected in the Financial Statements and tangible personal property acquired since the Financial Statement Date (collectively, the “Tangible Personal Property”). All Tangible Personal Property is free and clear of all Encumbrances and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects will all applicable laws.

6.19.	Intellectual Property.
6.19.1.
Section [6] of the Disclosure Schedule contains a true, complete and accurate list of all Intellectual Property owned or license by and that is material to the conduct of the business of the Company as currently conducted (the “IP”). The Company holds valid title to or holds a valid license to, all Intellectual Property used in or necessary for the conduct of the business. No Intellectual Property other than that set forth in Section [6] of the Disclosure Schedule is used or necessary in the business of the Company as currently conducted. “Intellectual Property” means any and all (i) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship, (ii) know-how, trade secrets and patents (including symbolic patents), (iii) proprietary processes and operational procedures, (iv) trade names, trade dress, trademarks, and service marks, and registrations and applications therefore, (v) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights; and (vi) all actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewal, continuations, divisions or other extensions of legal protections pertaining thereto.

6.19.2.
Section [7] of the Disclosure Schedule contains any and all of the games (for the purpose of this Agreement, including but not limited to WAP and clients, personal computer games, personal computer network games, games based on other terminals and handheld terminals that developed by the Company, to which the Company enjoys the independent and complete intellectual property. The use or sales of any of such games would not constitute any infringement against any third party, nor need to pay any royalty to the third party. The Company has not entered into any agreement to allow any third party to use intellectual property of Company, or to limit the Company itself to use of any of such intellectual property.

6.19.3.
There is no suit, proceeding, claim or action against Company urging that during the operation of the Company or in the use of the IP in the business of the Company as currently conducted, the Company infringed upon or misappropriated the rights of any other person, neither is Company’s use of IP infringed upon or misappropriated by any other person or its property.

6.19.4.
The Company is in compliance in all material respects, with all applicable laws and regulations regarding the use, manufacture, advertising, sale, import and export of the IP and products incorporating or made and services provided using the IP.

6.19.5.	The Company has taken reasonable steps to protect and preserve the secrecy, confidentiality and value of its Intellectual Property and any related trade secrets and know-how.
6.19.6.
Each employee and contractor of the Company who is engaged in product development, and each officer and manager, has entered into and executed, or within sixty (60) days of the Closing, will enter into and execute, an agreement protecting confidential information of the Company, and assigning ownership of Intellectual Property developed or created while such person is a service provider to the Company, or has executed an employment or consulting agreement containing substantially similar terms.

6.20.
Entire Business. There are no material assets or properties shared with any other entity, which are used in connection with the business conducted by the Company, and all of the facilities, services, assets or properties owned by the Company are sufficient to conduct its business as proposed to be conducted.

6.21.	No Non-Compete Restrictions. There is no non-competes agreement or other similar commitment to which the Company is a party that would impose restrictions upon the Investor.
6.22.
Full Disclosure. Each of the Company and the Original Equityholder has provided the Investor with all the information that the Investor has requested for deciding whether to consummate the transactions contemplated under this Agreement. None of this Agreement or any other statements or certificates or other materials made or delivered, to the Investor in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. No representation or warranty by the Company or the Original Equityholder in this Agreement and no information or materials provided to the Investor in connection with its due diligence investigation of the Company, contains (as of the date such information or materials was provided) any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances in which they are made, not misleading.

6.23.	Employee and Insurance.
6.23.1.	The Company has duly executed the employment agreement with its employees, which agreements have been submitted to the Investor.
6.23.2.	The Company has paid the insurance and allowance for all of the employees according to the PRC laws and regulations.
6.24.
The warranties and representations herein shall be independent to each other, and such warranties and representation shall not be affected or discharged due to the fact that Investor or its consultant or adviser have conducted due diligence investigation or analysis upon Company.

7.	Representations and Warranties by the Investor.
The Investor hereby represents and warrants to the Company and the Original Equityholder as of the date of this Agreement and as of the Closing that:
7.1.	Organization; Good Standing. The Investor is duly organized, validly existing and in good standing under the laws of the PRC.
7.2.
Corporate Power. The Investor has full legal rights, requisite corporate power and authority and has taken all corporate actions necessary in order to execute, deliver and fully perform its obligations under this Agreement and to consummate the transactions contemplated herein. When executed and delivered by the parties hereto, this Agreement shall constitute a valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

7.3.
No Violation. The execution, delivery and performance of this Agreement does not and will not (i) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority, (ii) conflict with or result in a breach or default under the Organizational Documents of the Investor, (iii) conflict with or result in a breach or default which is material in the context of this Agreement under any agreement or instrument to which the Investor is a party or by which it or any of its properties, whether now owned or hereafter acquired, is subject or bound, or (iv) result in the creation or imposition of any Encumbrances upon any property or assets, whether now owned or hereafter acquired, of the Investor (other than such as may arise under this Agreement and the Equityholders Agreement).

8.	Covenants by the Parties.
8.1.	Business. Subject to Section 8.1.8, the Company will, and the Original Equityholder will procure the Company to, achieve the following business and financial targets:
8.1.1.
During the period from January 1, 2009 to December 31, 2009, the Company shall complete the development of no less than fifty (50) games and provide the Investor with the category and quantity of these games , each of which has distinct game playing characteristics, including, without limitations, with respect to graphics, game rules, and user feel, and are each capable of being marketed as separate and distinct games.

8.1.2.
Prior to December 31, 2009, the Company shall become one of the top three game suppliers in terms of income on the MTK platform of China, which shall be confirmed by Investor in written, and in the fourth quarter of 2009, the average monthly total gross revenue of the Company shall be no less than RMB400,000.

8.1.3.
Prior to December 31, 2009 and in any event no later than March 31, 2010, the Company shall have at least three (3) games that are included into the G + choice games pack of China Mobile Communication Co., Ltd.

8.1.4.
Prior to December 31, 2009 and in any event no later than March 31, 2010, the Company shall have at least eight (8) games that have entered the Mobile-Marketing platform of China Mobile Communication Co., Ltd.

8.1.5.	Prior to December 31, 2009 and in any event no later than March 31, 2010, the Company shall have introduced more than fifteen (15) [distinct] fee-charging games into the freewap market .
8.1.6.
The Company shall complete the development of one (1) mobile phone network games prior to December 31, 2009, and prior to March 31, 2010, mobile phone network games shall have no less than 20,000 peak-value online users and the Company shall get into the first echelon of the Chinese operators of mobile phone network games.

8.1.7.
The Company shall realize an after-tax net profit excluding non operating income and extraordinary income of RMB4,000,000 (calculated based on the United States generally accepted accounting principles (“US GAAP”)). All the “after-tax net profits” excluding non operating income and extraordinary income and other financial data contained herein will be calculated based on US GAAP prior to March 31, 2010.

8.1.8.
The Company shall achieve the target set forth in Section 8.1.7 as well as at least four out of the six targets set forth in Sections 8.1.1 to 8.1.6 (the “Minimum Targets”). Promptly following March 31, 2010, the Company shall provide the Investor with all relevant information regarding its satisfaction or non-satisfaction of the targets specified in this Section 8.1. Thereafter, the directors appointed to the Board by the Investor shall determine in their reasonable good faith judgement whether any of such targets have been satisfied, and their determination shall be binding on the Company and the Original Equityholder. In the event that the Company fails to achieve the Minimum Targets, the Original Equityholder shall, within five (5) Business Days of the determination by the directors appointed by the Investor as set forth in the prior sentence, transfer or cause the transfer of, without payment from the Investor, 10% of the equity interest of the Company held by it, to the Investor, free and clear of all Encumbrances (other than such as may arise under this Agreement and the Equityholders Agreement) (the “Transfer”). Immediately after the Transfer, the Investor shall own 60.01% of the equity interest of the Company.

8.2.	Consideration of the Equity Interest.
8.2.1.
The Company anticipates that its aggregate after-tax net profits excluding non operating income and extraordinary income for period of 15 months (January 1, 2010 to March 31, 2011) shall be RMB19,500,000. Subject to Section 8.1(Business) and 8.2.1vi and the terms and conditions set forth in this Agreement, the Investor will pay the following additional consideration for the Equity Interest:

i.
In the event the Company’s aggregate after-tax net profits excluding non operating income and extraordinary income for period of 15 months (January 1, 2010 to March 31, 2011) are not less than RMB17,550,000, the Investor shall pay RMB23,000,000 to the Original Equityholder prior to June 30, 2011, by wire transfer to a bank account designated by the Original Equityholder in writing not less than three (3) Business Days prior thereto.

ii.
In the event the Company’s aggregate after-tax net profits excluding non operating income and extraordinary income for period of 15 months (January 1, 2010 to March 31, 2011) are less than RMB17,550,000 but more than RMB9,750,000, the Investor shall pay RMB13,800,000 to the Original Equityholder prior to June 30, 2011, by wire transfer to a bank account designated by the Original Equityholder in writing not less than three (3) Business Days prior thereto.

iii.
In the event the Company’s aggregate after-tax net profits excluding non operating income and extraordinary income for period of 15 months (January 1, 2010 to March 31, 2011) are less than RMB9,750,000, no additional consideration for the Equity Interest shall be paid by the Investor to the Original Equityholder.

iv.
In the event the Company’s aggregate after-tax net profits excluding non operating income and extraordinary income for period of 15 months (January 1, 2010 to March 31, 2011) are more than RMB35,000,000, the Investor will pay all RMB23,000,000 of the second round, i.e. 2010, and also pay in advance 70% of the fees of the next round, i.e. the third round (2011), namely RMB11,900,000, which shall be paid before June 30, 2011. However, to ensure the profit target of 2011, 50% of the RMB11,900,000 paid in advance will be deposited into an account under joint custody and no transfer will be allowed from such account without our prior written consent.

v.
Further, the Investor and the Original Equityholder agree to take 60% of the portion of the Company’s aggregate after-tax net profits excluding non operating income and extraordinary income for period of 15 months (January 1, 2010 to March 31, 2011) in excess of RMB19,500,000 as the bonus for the management team of the Company. The Board shall determine the list of management members prior to June 30, 2011 and the amount of bonus to be granted to each member of the management team.

vi.
Any amount to be made by the Investor pursuant to this Section 8.2.1 shall be made as follows: (x) seventy percent (70%) of such amount shall be made immediately following the completion of the Company’s internal audit (in any event not later than sixty (60) days after March 31, 2011), (y) thirty percent of such amount shall be made immediately following the completion of the Company’s external audit (in any event not later than ninety (90) days after March 31, 2011)

8.2.2.
The Company anticipates that its after-tax net profit excluding non operating income and extraordinary income for twelve months (April 1, 2011 to March 31, 2012) shall be not less than RMB33,000,000. Subject to Section 8.2.2iii and the terms and conditions set forth in this Agreement, the Investor will pay the following additional consideration for the Equity Interest:

i.
If the Company’s aggregate after-tax net profits excluding non operating income and extraordinary income for 15 months (January 1, 2010 to March 31, 2011) are less than RMB35,000,000 and Section 8.2.1.iv is not implemented, the Investor will:

8.2.2.i.1.
If the Company’s after-tax net profit excluding non operating income and extraordinary income for twelve months (April 1, 2011 to March 31, 2012) is not less than RMB29,700,000, the Investor shall pay RMB17,000,000 to the Original Equityholder prior to June 30, 2012, by wire transfer to a bank account designated by the Original Equityholder in writing not less than three (3) Business Days prior thereto.

8.2.2.i.2.
If the Company’s after-tax net profit excluding non operating income and extraordinary income for twelve months (April 1, 2011 to March 31, 2012) is less than RMB29,700,000 but more than RMB16,500,000, the Investor shall pay RMB10,200,000 to the Original Equityholder prior to June 30, 2012, by wire transfer to a bank account designated by the Original Equityholder in writing not less than three (3) Business Days prior thereto.

8.2.2.i.3.
If the Company’s after-tax net profit excluding non operating income and extraordinary income for twelve months (April 1, 2011 to March 31, 2012) is less than RMB16,500,000, no additional consideration for the Equity Interest shall be paid by the Investor to the Original Equityholder.

ii.
If the Company’s aggregate after-tax net profits excluding non operating income and extraordinary income for 15 months (January 1, 2010 to March 31, 2011) are more than RMB35,000,000 and Section 8.2.1.iv has been implemented, the Investor will:

8.2.2.ii.1.
If the Company’s after-tax net profit excluding non operating income and extraordinary income for twelve months (April 1, 2011 to March 31, 2012) is not less than RMB29,700,000, the Investor shall pay RMB5,100,000 to the Original Equityholder prior to June 30, 2012, by wire transfer to a bank account designated by the Original Equityholder in writing not less than three (3) Business Days prior thereto.

8.2.2.ii.2.
If the Company’s after-tax net profit excluding non operating income and extraordinary income for twelve months (April 1, 2011 to March 31, 2012) is less than RMB29,700,000 but more than RMB16,500,000, the Investor shall pay RMB3,060,000 to the Original Equityholder prior to June 30, 2012, by wire transfer to a bank account designated by the Original Equityholder in writing not less than three (3) Business Days prior thereto.

8.2.2.ii.3.
If the Company’s after-tax net profit excluding non operating income and extraordinary income for twelve months (April 1, 2011 to March 31, 2012) is less than RMB16,500,000, all the funds paid in advance in the account under joint custody will be wired to the Investor and become the sole property of the Investor; provided, that, for the avoidance of doubt, the management members shall not be required to return any bonus paid to them pursuant to Section 8.2.1.v.

iii.
Any amount to be made by the Investor pursuant to this Section 8.2.2 shall be made as follows: (x) seventy percent (70%) of such amount shall be made immediately following the completion of the Company’s internal audit (in any event not later than sixty (60) days after March 31, 2012), (y) thirty percent of such amount shall be made immediately following the completion of the Company’s external audit (in any event not later than ninety (90) days after March 31, 2012)

8.3.
Exclusivity. Other than discussions with the Investor regarding the transactions contemplated hereby, none of the Company or the Original Equityholder shall, from the date hereof and up to the Closing, directly or indirectly, through any officer, director, agent or otherwise, make, solicit, initiate or encourage submission of any proposal or offer from any person (including any of its officers or employees) relating to any acquisition of any equity interest in, or assets of, the Company (a “Transaction Proposal”). The Company and the Original Equityholder shall immediately cease and cause to be terminated all contacts or negotiations, if any, currently ongoing with respect to any Transaction Proposal.

8.4.
Consultation with the Investor. From the date hereof and up to the Closing, the Company and the Original Equityholder shall inform the Investor of and discuss with the Investor on a regular and ongoing basis (i) any material developments or decisions with respect to the management of the business and assets of the Company, including, without limitation, any significant new agreements or transactions proposed to be entered into or persons proposed to be employed or terminated in executive management positions, and any other significant developments relating to the business or assets of the Company and (ii) the status of the Company’s and the Original Equityholder’s progress in fulfilling the closing conditions set forth in Section 3, including without limitation with respect to consents and/or waivers of third parties.

8.5.
Access to Information. From the date hereof and up to the Closing, the Company shall, and the Original Equityholder shall cause the Company to: (i) give the Investor (and their respective legal and financial advisors) prompt and complete access to its key employees, facilities, lenders, financial advisors, accountants (including outside accountants) and other advisors, and shall assist the Investor in obtaining any information requested, including but not limited to books, records, contracts and other data; and (ii) cause their respective officers to furnish the Investor with financial operating data and other information requested with respect to the business of the Company. No access provided to, or review undertaken by, the Investor hereunder shall, however, affect or limit in any respect the representations and warranties of the Company and the Original Equityholder as set forth herein or provided hereunder.

8.6.	Reasonable Best Efforts. Each of the parties shall use all reasonable best efforts to have the Closing occur as soon as possible after the date hereof.
9.	Confidentiality.
9.1.
Disclosure of Terms. The terms and conditions of this Agreement, all exhibits and schedules attached hereto and the transactions contemplated hereby (collectively, the “Information”), including their existence, shall be considered confidential information and shall not be disclosed by any party to any third party without the prior written consent of all other parties except in accordance with the provisions set forth below.

9.2.
Permitted Disclosures. Notwithstanding the foregoing, (i) the Company and the Original Equityholder, as appropriate, may disclose any of the Information to its current employees, accountants and attorneys, in each case only on an as-needed basis and where such persons are under appropriate non-disclosure obligations and (ii) the Investor may disclose any of the Information to its employees, attorneys, accountants, other advisors, affiliates and related parties, on an as-needed basis and so long as such persons are under appropriate nondisclosure obligations.

9.3.
Legally Compelled Disclosure. In the event that any party (or in the case of the Investor, its affiliates) is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement or content of any of the Information in contravention of the provisions of this Section 9, such party (the “Disclosing Party”) shall, unless prohibited by law, provide the other parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure. The Disclosing Party shall, to the extent possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Nothing contained herein is intended to limit or restrict the ability of the Investor and its affiliates with respect to their filings with the United States Securities and Exchange Commission or to make required disclosure therein.

9.4.
Other Exceptions. Notwithstanding any other provision of this Section 9, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

9.5.
Press Release. None of the Company and the Original Equityholder shall issue a press release or make any public announcement or other public disclosure with respect to any of the transactions contemplated herein without obtaining the prior written consent of the Investor or use the name of the Investor or its affiliate without obtaining in each instance the prior written consent of the Investor.

9.6.
Other Information. The provisions of this Section 9 shall survive the termination of this Agreement and shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.

10.	Indemnification.
10.1.	Survival of Warranties. The representations and warranties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.
10.2.
Indemnity. The Company and the Original Equityholder (each, an “Indemnifying Party”), jointly and severally, hereby agree to indemnify and hold harmless the Investor, its directors, officers, employees, affiliates, agents and assigns (each, an “Indemnities”), against any and all Indemnifiable Losses suffered, incurred or sustained by such Indemnities or to which such Indemnities becomes subject, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by the Company or the Original Equityholder in or pursuant to this Agreement. “Indemnifiable Loss” means, with respect to any Indemnities, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defence of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Indemnities and (ii) any Taxes in respect of the payments made to the Indemnities as a result of the indemnification of any Indemnifiable Loss hereunder. Each Indemnity may elect to make a claim for indemnification (a “Claim”) under this Agreement against any Indemnifying Party in its sole discretion.

10.3.
In the event that the Investor is entitled to the indemnification herein, the Investor may send a letter to Original Equityholder or Company indicating the cause and amount of indemnification. The amount of indemnification shall include the interest incurred during the period starting from cause of indemnification occurs until indemnification is completed, which shall be calculated according to four times of interest rate of one year loan issued by the PRC People’s Bank.

10.4.	Survival. This Section 10 shall survive any termination or expiration of this Agreement.
11.	Governing Law; Disputes Resolution.
11.1.	This Agreement shall be governed by, and construed in accordance with the laws of the PRC (for the purpose of this Agreement excluding the laws of Hong Kong, Macao and Taiwan).
11.2.
Any dispute, controversy or difference arising out of, in connection with or relating to, this Agreement shall first be resolved among the parties through friendly negotiation, such negotiation shall commence within 5 days after a Party send a negotiation letter, and if no agreement is reached within 30 days after the negotiation commenced, any Party may submit such dispute to the competent court in Shanghai, PRC.

12.	Termination.
12.1.	This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to or after the Closing, as applicable:
(i)	by mutual written agreements of the parties hereto;
(ii)
by the Investor in the event of a material breach of this Agreement by the Company (for the purpose of this Agreement a material breach including but not limited to breaching of any warranty or representation, or any of the warranties or representation is unauthentic, inaccurate or incomplete, breaching any provision of Agreement or failure to perform any obligation hereunder) or the Original Equityholder if such breach has not been waived by the Investor or cured within ten (10) Business Days following a written notification thereof; or

(iii)	by the Investor if the conditions precedent to Closing set forth in Section 3 have not been satisfied (or waived by the Investor) on or prior to December 31, 2009.

12.2.
If this Agreement is terminated pursuant to this Section 12, all further obligations of the parties under this Agreement shall terminate, except for those obligations which are intended, expressly or implicitly, to survive the termination of this Agreement, provided, however, that no such termination of this Agreement shall relieve any party of any liability for breaches of this Agreement occurring prior to the date of termination.

12.3.
In the event that Company or Original Equityholder breaches any of the representations and warranties herein, or any of such representations and warranties is unauthentic, inaccurate or incomplete, the Investor shall have the right to rescind this Agreement.

13.	Miscellaneous.
13.1.
Administrative Fees and Other Expenses. Each party shall pay its own fees and expenses in connection with the transactions contemplated by this Agreement, and the negotiation, preparation, execution, delivery, and performance thereof, including attorney’s fees.

13.2.
Notices. All notices or other communications required or permitted to be given hereunder shall be in writing in Chinese and shall be deemed to have been duly given and received on the date delivered by hand or by a generally recognized national courier service (with relevant fees prepaid), or by other messenger (or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission (provided that a copy of such facsimile and transmission confirmation is delivered by hand or a generally recognized national courier service to the addressee of the facsimile within five (5) Business Days), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties as follows:

If to the Investor:

Address: [Unit C and D, 10th Floor, Longfeng Tower, 1566 West Yanan
Road, Changning District, Shanghai]
Facsimile: [021-61671740]
Attention: [MR. Jun Xi]
If to the Original Equityholder:
Address: [Room 601, Tower B, Dushi Building, 34 Guangming Road,
Yaohai District, Hefei City, PRC]
Facsimile: [•]
Attention: [MR. Rui A Ji]
If to the Company:
Address: [Room 801, Kemao Building, Shushan District, Hefei City, PRC]
Facsimile: [•]
Attention: [MR. Rui A Ji]

or to such other persons or addresses as the person to whom notice is given may have previously furnished in writing to the party giving such notice in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

13.3.	Successors and Assigns.
13.3.1.
This Agreement shall inure to the benefit of and are binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

13.3.2.
Unless otherwise expressly provided in this Agreement, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement. Any attempted delegation or assignment without the required consent shall be void and of no effect.

13.3.3.
Notwithstanding any provision on the contrary, the Investor may, assign all of its rights and obligations hereto or the equity interest of Company to any of its affiliate provided that such affiliate shall agree in writing to be bound by the terms hereof. The Company and Original Equityholder shall approve such assign, and shall not exercise the right of first refusal.

13.4.
Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all the parties hereto, or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.5.	Good Faith. All matters not specifically provided for in this Agreement which related to the subject matters hereof and require decision shall be discussed by the parties hereto in good faith.
13.6.
Further Assurance. Each of the parties hereto shall give such further assurance, provide such further information, take such further actions and execute and deliver such further documents and instruments, as are, in each case, within its power to give, provide and take so as to give full effect to the provision of this Agreement.

13.7.
Severability. If one or more provisions of this Agreement are held to be unenforceable, in whole or in part, under any applicable law, such provision shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected. This Agreement shall, however, thereafter be amended by the parties in such reasonable manner so as to achieve, without illegality, the intention of the parties with respect to that severed provision.

13.8.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not being considered in construing or interpreting this Agreement.
13.9.
References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

13.10.
Entire Agreement. This Agreement and the documents referred to herein, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

13.11.	Counterparts.
13.11.1.	The parties shall execute six (6) originals of this Agreement and each party shall keep two (2) originals of this Agreement, each with identical legal force and effect.
13.12.	Execution Language. This Agreement shall be executed in both Chinese and English version.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
PARTY A / THE INVESTOR
SHANGHAI WEILAN COMPUTER CO., LTD.
Signature: /s/ Hary Tanoesoedibjo
Seal:
Date:
PARTY B / THE ORIGINAL EQUITYHOLDER
HEFEI BAOFENG CARTOON INFORMATION TECHNOLOGY CO. LTD.
Signature: /s/ Rui Aji
Seal:
Date:
PARTY C / THE COMPANY
HEFEI LETANG CARTOON INFORMATION TECHNOLOGY CO., LTD.
Signature: /s/ Rui Aji
Seal:
Date:
[SIGNATURE PAGE TO EQUITY INTEREST PURCHASE AND CAPITAL INCREASE AGREEMENT]

Exhibit A
Disclosure Schedule
Section 1 Licenses
Section 2 Financial Statements
Section 3 Material Contracts
Section 4 Related Party Transactions
Section 5 Real Property
Section 6 Intellectual Property
Section 7 List of Games